CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-221936 on Form N-14 of our reports dated February 14, 2017, relating to the financial statements and financial highlights of HIMCO VIT Index Fund and HIMCO VIT Portfolio Diversifier Fund (the “Funds”), each a series of HIMCO Variable Insurance Trust, appearing in the Annual Report on Form N-CSR of the Funds for the year ended December 31, 2016.

We also consent to the references to us under the headings “Other Service Providers” in the Combined Prospectus/ Proxy Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 5, 2018